TERMS AND CONDITIONS FOR RESIDENTIAL LETTINGS SERVICES

Thank you for instructing us to act on your behalf. We are pleased to confirm our Terms and Conditions for our services as detailed on the following pages.

We are unable to allow a tenancy to commence until you have returned this document duly signed as it is imperative you are aware of your obligations and all charges which may be incurred.

We ask that you complete the attached forms as fully as possible. Please let us know of any special requirements you may have which are not included in this document.

This is an important legal document. By signing it, you agree to be bound by its terms. Should you be in any doubt as to implications of the clauses contained on the following pages, you should seek independent legal advice.

PLEASE DO NOT SIGN THIS DOCUMENT UNLESS YOU HAVE READ IT IN FULL.

The Property Ombudsman LETTINGS

<u>Key points of what charges you will incur are summarised below for ease of reference</u>

FULLY MANAGED SERVICE:

Letting Fee equivalent to 40% of the first months rent agreed. (Minimum fee £250)

Management Commission equivalent to **7%** of the monthly rent payable at the commencement of the tenancy, and each month of the tenancy thereafter payable for the first year of this Agreement. Thereafter the **Management Commission** shall be equivalent to **7.5%** of the monthly rent payable at the commencement of the tenancy, and each month of the tenancy thereafter payable for the second year of this Agreement."Century touch Ltd has the right to terminate the service after 2 years with 3 months written notice". Finally, the **Management Commission** for the third and subsequent years of this Agreement (commencing on the second anniversary of this date of this Agreement) shall be equivalent to **8%** of the monthly rent payable at the commencement of the tenancy, and each month of the tenancy thereafter.

LET ONLY SERVICE

Fee is equivalent to **50%** of the first months rent (minimum fee £295) and is deducted from the first months rent collected by Deed Property Services on your behalf.

ALL FEES ARE SUBJECT TO APPROPRIATE VAT.

1 **LETTINGS REQUIREMENTS FOR ALL LANDLORDS.**

1.1 **LEASEHOLD PROPERTIES:** By signing this agreement you confirm that the letting you propose is permitted under the terms of the lease under which you hold the property. You must obtain any licence or consent that is required from your landlord to their appointed managing agents before the commencement of any tenancy.

1.2 **MORTGAGED PROPERTIES**. If the property is subject to a mortgage or any other loan secured upon the property you must obtain authority in writing from the lender before the commencement of the tenancy.

1.3 **JOINTLY OWNED PROPERTIES.** If the property is jointly owned you must provide details of all owners together with written authority from each named party. Anything that applies to you in these conditions shall apply to the owner(s) collectively.

1.4 **CONDITION OF PROPERTY**. The property should be left in good condition by the Landlord. You must ensure that all equipment provided within the property is in good working order at the commencement of the Tenancy. We ask that if service contracts are taken out on any new appliances that copies of such contracts are provided otherwise you may incur unavoidable costs.

1.5 **INSURANCE.** It is essential that you as Landlord advise your insurance company that the property is to be let and that you ensure that the property (buildings) and all its contents have been insured on a fully comprehensive Landlords Insurance Policy.

1.6 **FURNITURE AND FURNISHINGS**: You must ensure that all furniture within the property complies with the Furniture and Furnishings (Fire Safety) Regulations 1988 and Furniture and Furnishings (Fire Safety amendment) Regulations 1993. The Landlord hereby warrants that he is fully aware of the terms and conditions of these regulations and further warrants that all furniture and furnishings comply with these requirements. Deed Property Services are authorised to remove any furnishings which do not comply, at the Landlords cost, in order to protect your interests and tenants safety.

1.7 **GAS SAFETY (INSTALLATION AND USE) REGULATIONS 1994**: You must ensure that all gas equipment pipe-work and appliances at the property comply with the regulations. Before the commencement of any tenancy you must provide us with a satisfactory Landlords Gas Safety Certificate, undertaken by a Gas Safe Registered engineer, so that we can provide the same to your tenant. If you do not provide the Landlords Gas Safety Certificate at least one week before the commencement of the tenancy Deed Property Services reserve the right to obtain such a certificate at your expense as, by Law, the tenancy cannot commence without it.

1.8 **THE ELECTRICAL EQUIPTMENT (SAFETY) REGULATIONS 1994**: You must ensure that all electrical equipment and permanent electrical installation complies with these regulations and that it has been tested by a NIC/EIC Electrician. We require records of what was tested and confirmation that all relevant equipment is in safe, working order before the commencement of the tenancy. Deed Property Services will arrange this at the expense of the Landlord if instructed to do so. We strongly recommend a Portable Appliance Test (PAT) is undertaken.

1.9 **ENERGY PERFORMANCE CERTIFICATE (EPC):** You must by Law provide an EPC for your property and we cannot commence marketing until this requirement has been met. Failure to provide the same or instruct Deed Property Services to arrange this will result in Deed Property Services arranging for an EPC to be carried out at the Landlords Cost. The landlord will retain ownership of the EPC.

1.10 **INVENTORY**: A professional inventory should be undertaken prior to the commencement of the tenancy. Failure to have a professional independent inventory completed may affect any claim you have in the event of dilapidations or damages and any Tenancy Deposit Scheme or Deposit Protection Scheme may automatically award any disputed amount to the tenant in the absence of any such Inventory.

1.11 **CLEANING**: Landlords should ensure that the property is cleaned professionally prior to the commencement of the tenancy. Where the landlord has opted to arrange for cleaning to be carried out at the property and Deed Property Services do not deem the standard of cleanliness to be acceptable, Deed Property Services reserve the right to employ professional cleaners on the Landlords behalf to ensure the property is clean, this will be at the Landlords cost.

1.12 **GARDENS**. Should be left tidy and in good condition. Where the Tenant is required to maintain the garden, appropriate equipment must be provided.

1.13 **EQUIPTMENT, FURNISHINGS AND APPLIANCES:** If the property is left with the benefit of furnishings and equipment the Landlord is obliged to replace or repair any such items should they fail or break for whatever reason. Costs may be recoverable form the tenant if they are responsible for such damage.

DEPOSITS FOR ALL TENANCIES

2

2.1 Deed Property Services are members of the Deposit Protection Service. **MEMBERSHIP NUMBER 1292919**

2.2 Administered by the:
Deposit Protection Service
The Pavilions
Bridgewater Road
Bristol
BS99 6AA
0844 4727000
www.depositprotection.com
enquiries@depositprotection.com

2.3 If you are opting for the Fully Managed Service the Deposit will be held by the DPS under their terms.

2.4 If you as the Landlord opt for the Let only service you will be required to hold the deposit under another recognised Tenancy Deposit Scheme. We will transfer the deposit to you directly and promptly. You must then register it with another Tenancy Deposit Protection Scheme or the DPS within 14 days of the commencement of the tenancy. If you fail to do so the Tenant can take legal action against you in the County Court. The court will make an order stating that the Landlord must pay the deposit back to the Tenant or lodge it with the DPS. In addition, a further order will be made requiring the Landlord to pay compensation to the tenant of an amount equal to three times the deposit and you will be unable to gain possession of your property under Section 21 of the 1988 Housing Act.

2.5 The DPS offers a free evidenced-based Alternative Dispute Resolution (ADR) service to deal with disputes related to the tenancy deposit. In the event of a dispute, both the agent/landlord and tenant must consent to use the ADR service and agree to be bound by the adjudicator's decision.

The courts can still be used to resolve disputes if either party does not give consent to use the ADR service

2.6 **INCORRECT INFORMATION**: The landlord warrants that all the information provided to Deed Property Services is correct to the best of your knowledge and belief. In the event that the Landlord provides incorrect information to us which causes us to suffer loss or causes legal proceedings to be taken, the Landlord agrees to reimburse and compensate us for all losses suffered.

3 LET ONLY SERVICE

3.1 **FEE FOR FINDING A TENANT**: Our commission is 50% of the first months rent agreed plus vat. The minimum fee is £295 + VAT. This fee will be deducted from the first months rent collected by Deed Property Services on your behalf.

3.2 **INITIAL VISIT**: We will discuss current market conditions and agree with you a rent to be quoted to prospective tenants of the property.

3.3 **MARKETING**: Once instructed we will introduce prospective tenants by arranging appointments from applicants wishing to view the property and accompany such appointments wherever possible unless instructed otherwise.

3.4 **AGREEING THE LET**: We will present you with all offers and negotiate the terms of the tenancy on your behalf. We will submit details of the prospective tenants for the property, whose offer has been accepted in principle, to a specialist referencing company in order to obtain a tenant assessment report. The outcome of which will be disclosed to you and where required a suitable guarantor will be sought and assessed accordingly.

3.5 **WITHDRAWAL**: Once an offer has been accepted whether verbally or in writing we shall immediately commence preparation of all necessary documentation and collect from the tenant a Holding Deposit. Should the Landlord withdraw from the agreed let, Deed Property Services reserve the right to charge reasonable costs incurred but not exceeding £500 + VAT.

3.6 **SECURITY DEPOSIT**: We will collect a security deposit payable by the tenants equal to one months rent, unless otherwise instructed by you in writing. Where instructed on a Let Only basis we will collect and transfer the deposit to the Landlord to lodge with an approved scheme. We will require proof of membership to the same prior to the commencement of the tenancy. If you wish Deed Property Services to lodge the security deposit with an approved scheme on your behalf there will be a charge of £75 + VAT. Failure to provide proof of membership to an approved scheme such as the Deposit Protection Service will result in Deed Property Services transferring the deposit on your behalf and the above charge of £75 + VAT will be payable.

3.7 **RENT**: We will collect one months rent in advance at the commencement of the tenancy and provide the tenants with a standing order mandate to ensure regular payments from their bank. We cannot accept liability should the tenants fail to set up, cancel or fail to maintain their standing order.

3.8 **UTILITIES**: You should advise utility companies and Council Tax of a change of occupier. We inform tenants that they are responsible for contacting utility companies to set up their own accounts as occupier and those utility companies will only accept such instructions from the new occupier. Deed Property Services accept no responsibility for tenants changing utility suppliers and cannot monitor this.

3.9 **MOVE IN MONIES**: Where ever possible we will pay any balance due within 30 days from the date of commencement of the tenancy.

3.10 **BALANCING PAYMENT**: For all Let Only instructions where the first months rent does not cover the full amount of our commission including VAT and dispersments, the Landlord agrees to pay the balance of these fees before the commencement date of the tenancy. Deed Property Services accepts no liability whatsoever where the commencement of the tenancy is delayed as a result of the Landlord failing to pay the balance due before the intended commencement date.

3.11 **RENEWALS**: Before the end of the fixed term tenancy, wherever possible we will endeavor to contact both Landlord and tenant to determine whether the tenancy is to be renewed for a

further term. Where Deed Property Services arrange a renewal of a tenancy and provide documentation to replace the current Tenancy Agreement a charge of £35 + VAT will be payable by the landlord.

4 PROPERTY MANAGEMENT SERVICE

FEES FOR MANAGEMENT SERVICE:

4.1 **Letting Fee** is equivalent to 50% + VAT of the first months rent (minimum fee £280 + VAT) this fee is to be deducted from the initial rent collected from the tenant.
Management Fee is equivalent to 10% + VAT of the agreed rental. This fee is payable monthly and will be deducted from the rent received from tenant. Fees are subject to the terms set out in clauses 3.1-3.11 inclusive.

4.2 **RENTAL PAYMENTS**: We will receive rent from the tenants payable to you in respect of the property as detailed in the tenancy agreement. We will notify you where any sum due by way of rent or any other tenant payments remain outstanding for more than 30 days. Rent collection does not imply debt collection, though every effort other than legal action is taken to obtain any monies owed. Legal action is taken at the Landlords instruction and sole expense.

4.3 **LANDLORDS GAS SAFETY CERTIFICATE**: We will arrange at the Landlords expense a Landlords Gas Safety Certificate to be issued by a Gas Safe Engineer in order to comply with the Gas Safety (Installation and Use) Regulations 1998. Unless specifically instructed in writing not to do so by the Landlord, we will renew and keep up to date such inspections during the period of our engagement. Should the Landlord specifically instruct Deed Property Services NOT to arrange such inspections but fail to supply a valid Landlords Gas Safety Certificate one week prior to its expiration; Deed Property Services reserve the right to arrange such an inspection at the Landlords cost in order to protect your interest and the safety of your tenants.

4.4 **INVENTORY:** To protect your interests Deed Property Services require a professional Company to prepare an inventory for all managed properties. The landlord meets the cost of the inventory and check in at the commencement of the tenancy. We will instruct an inventory clerk on your behalf unless instructed otherwise in writing. Deed Property Services cannot accept liability for any errors or omissions of such a clerk.

4.5 **PAYMENT OF OUTGOINGS**: Where requested, and where we are provided with full account information enabling us to do so, Deed Property Services will discharge certain liabilities in respect of the property and pay the sums in question upon demand (from rent collected or any float agreed) namely ground rent, service charges, standing charges during void periods and any other outgoings that you requested be paid. It is understood and agreed that we are entitled to accept and pay demands and accounts that appear to be in order. Deed Property Services can only settle these accounts if you have arranged for them to be sent to us directly.

4.6 **STATEMENTS**: Deed Property Services will account to you on a monthly basis by sending a statement of rents paid within 30 days of receipt. We will remit to your bank, subject to deduction of payments due to Deed Property Services, the cost of any disbursements, invoices or any deduction that we are required by Law to make, the balance of the sums collected. Whilst we endeavor to transfer payments as soon as possible, please allow up to 30 working days for clearance in to your account.

4.7 **REPAIRS & MAINTENANCE**: Except in cases of emergency or where Deed Property Services considers is necessary to protect your interests, we will only notify you of any works of repair or maintenance required which are estimated to cost more than £200 unless instructed otherwise in writing. You are obliged under the terms of the Tenancy Agreement and Landlord and Tenant Act 1985 to ensure all necessary repairs are carried out. Deed Property Services is only obliged to undertake instructions if we are in funds to do so. Deed Property Services use approved contractors whose quality of work and competitive pricing are known to us. Deed Property Services exercises all due care and attention in selecting contractors, however we cannot accept any liability for any loss or damage resulting form the neglect or fault of the contractor in question.

4.8 **GUARANTEES & SERVICE AGREEMENTS**: We will use approved contractors to undertake all works required unless you have specifically advised us in writing of the details of any guarantees, service agreements or warranties which apply to the property or its contents.

4.9 **PERIODIC VISITS**: We undertake periodic visits to your property as we deem necessary. We will send a written report advising of any issues which are of note. Please advise of any specific issues you wish us to report on. We reserve the right to charge reasonable costs for any additional visits to the property where required.

4.10 **KEYS:** You must provide Deed Property Services with one full set of keys for each Tenant and one full set for our property management department. We can arrange to have additional keys cut at your expense. We operate a secure coded key system from which keys cannot be identified in the event of loss or theft. If keys are lost or misplaced by Deed Property Services, we can only be held liable for the cost of a replacement set and will not meet the cost of lock changes. Deed Property Services may require a letter of authority in respect of certain security keys to enable sets to be cut. If this is applicable for any keys to your property please provide a letter of authority that can be held on file and used if necessary.

4.11 **CHECK OUT AND DEPOSITS**: Provided that the tenancy was subject to a professional Inventory, we will arrange for the tenant to be checked out of the property and we will provide the landlord with a report from which to establish reasonable deductions, if any from the security deposit. We require that you confirm your instructions within 5 days of the end of the Tenancy. After this time you irrevocably authorize us to assess such deductions on your behalf. We will negotiate and agree deductions with the tenant and obtain any estimates which may be required. In all such negotiations, we are obliged to remain impartial and equitable. In the event the parties cannot agree we will refer the matter to the DPS.

4.12 **TERMINATION**: This agreement will remain in force until terminated by you the Landlord by giving no less than Three months notice in writing prior to the end of the date stated on the AST. Deed Property Services may terminate this agreement forthwith without service of notice in the event of any action, inaction or omission by the Landlord or the Landlords Representative which frustrates the continued performance of Deed Property Services.

4.13 **SOLE AGENCY**: It is understood that unless otherwise stated in writing that Deed Property Services has the exclusive rights to market your property for a period of one month from the date on this agreement. A fee of £280 + VAT will be due should the property be let by another agency or via a private transaction during this time.

4.14 **NOTICES REQUIRING POSSESSION**: Should it be deemed necessary in order to protect your interests, Deed Property Services reserve the right to serve notices requiring possession on your behalf using your details as landlord without your prior consent. If Deed Property Services has reasonable grounds on which to serve such notices, any fees due for re-letting the property will be payable by the Landlord.

4.15 **SERVING NOTICES**: Any notice required to be given under these terms and conditions will be given in writing. A notice will be deemed to have been served if it is served to the intended recipient in person, left at their last known address or business or affixed to or left at the subject property. Service can also be achieved if a notice is sent by post addressed to the intended recipient by name at their place of abode provided that the letter is not returned undelivered.

5 GENERAL

5.1 **TERM**: Our appointment to provide a Letting or Management Service shall begin from the date on this agreement and shall remain effective whilst we act on your behalf on this and any subsequent Letting or Management Service.

5.2 **INDEMNITY:** Although we take every care to ensure a trouble free Tenancy, Deed Property Services cannot take any responsibility for the non performance of the terms of the Tenancy Agreement by the tenant including non payment of rent.

5.3 **SALE OF PROPERTY:** In the event that the Landlord wishes to sell the property, Deed Property Services will provide a separate Terms and conditions relating to sales. In the event the Landlord wishes to sell the property to the tenant Deed Property Services will negotiate a sale price and manage the transaction at a fee of 1.5% + VAT of the final contract price provided the landlord instructs us to do so. Deed Property Services will confirm any such instructions in writing.

5.4 **LANDLORD AND TENANT ACT 1985:** We are obliged to provide the tenant with a UK address at which notices may be served. For managed properties where the Landlord resides overseas we

will use our business address. Note: we are obliged to disclose the full name and address of Landlords on all rent demands or where formally requested by the tenant.

5.5 **CHOICE OF TENANT OR GUARANTOR**: The Landlord is solely responsible for the decision as to whether any tenant or guarantor is acceptable. Deed Property Services will arrange for the assessment of the suitability of a tenant or a guarantor via an assessment report through an independent specialist referencing company. You rely upon these results at your own risk. A positive tenant assessment does not guarantee that any tenant will perform or observe all or any of the obligations undertaken towards you including payment of rent.

5.6 **LAW AND JURISTICTION**: These conditions shall be governed and construed in accordance with English Law and you consent to the exclusive jurisdiction or the English Courts to the extent that we invoke the jurisdiction of the courts in another country.

5.7 **COMPLAINTS PROCEDURE:** In the unlikely event that you are unhappy with any element of our services, please contact the office manager who will endeavor to resolve any issues and provide details of our internal complaints procedure. This procedure MUST be exhausted before the matter can be referred to The Property Ombudsman.

5.8 **PROFESSIONAL INSURANCE:** Deed Property Services holds Professional Indemnity Insurance.

5.9 **TENANCY AGREEMENTS:** Deed Property Services have prepared a comprehensive Tenancy Agreement to protect your interests. While agreements may be tailored to meet your needs we can take no responsibility for any such amendments and you must rely entirely upon your own legal advice in this respect. We accept no liability whatsoever in the vent that a Landlord requires their own tenancy agreement to be used and reserve the right to refuse using the tenancy agreement if we believe it fails to comply with current legislation or where Deed Property Services believes it is unfair to the tenant.

5.10 **AMENDMENTS**: No amendment or variation of these conditions shall be effective under any circumstances unless agreed in writing and signed by you or your representative and countersigned by a Manager or Director.

5.11 **NON UK RESIDENT LANDLORDS:** The Non UK Resident Landlord Scheme (NRL) Requires UK letting agents to deduct basic tax from any rent they collect from non-resident Landlords. HMRC will only tell an agent not to deduct tax if non-resident Landlords have successfully applied for approval to receive rents with no tax deducted. Even though the rent may be paid with no tax deducted, it remains liable to UK tax. Non-resident Landlords must include it in any tax return HMRC sends them. You will need our Agency Reference Number to complete your application in order for HMRC to identify us. Should you need this number please ask. Deed Property Services are not legally allowed to reclaim any tax overpaid under any circumstances. Further information and application forms NRL1, 2 or 3 are available on request or may be downloaded at www.hmrc.gov.uk

5.12 **RENTAL GUARANTEE INSURANCE**: Deed Property Services strongly recommend that a Landlord obtains Rent Protection and Legal Expenses Warranty. Deed Property Services are not authorized to advise on insurance, however we can provide details of a specialist provider from whom further information may be obtained. Deed Property Services may receive commission on the purchase of any such policy. In the event that Rent Protection and Legal Expenses Warranty is provided to you as part of the management service this policy will be for a fixed term of six months only and is subject to excesses and terms and conditions of the policy. Should the Landlord wish to extend the cover after the initial six month term, notification of this request should be provided to Deed Property Services in writing prior to the expiration of the said policy.

5.13 **TO LET BOARD:** Unless instructed to the contrary or local legislation or property covenants disallow Deed Property Services will order a To Let or Let By board to be erected at the property.

5.14 **WAITING AT PROPETIES:** In the event that you should instruct a contractor or supplier who is unable to collect keys from our office or who provide a specific time slot for attendance at the property, we reserve the right to charge for reasonable waiting time at a property or £50 + VAT per hour.

5.15 **MAIL:** It remains the sole responsibility of the Landlord to redirect any mail. Deed Property Services cannot be held responsible for any mail sent to you at the property.

5.16 **MONEY LAUNDERING:** Money Laundering Regulations 2003 require us to confirm proof of identity and address of all Landlords. To confirm identity we will need both sight of the original and a copy of a current passport, an EU Resident Permit issued by the Home Office or a current

UK/EU driving license photo card. For proof of address we will need a copy of recent mortgage statement, bank statement, council tax bill or utility bill.

5.17 **SPECIAL INSTRUCTIONS**: Please detail any special instructions on a separate sheet attached to this agreement.

INSTRUCTION FORM

TO BE COMPLETED BY ALL LANDLORDS

Please complete the below as fully as possible.

FULL ADDRESS OF PROPERTY TO BE LET 260 Derby Road Lenton Nottingham NG7 1NX	Flat - 1 Flat - 2 Flat - 3 Flat - 4 Flat - 5 Flat - 6 Flat - 7

I / we declare that I/We have read, understood and agreed to the Terms and Conditions of Business as detailed and wish to be provided with the service indicated below: Please tick the appropriate box.

FULLY MANAGEMENT SERVICE	✓	LET ONLY SERVICE	

LANDLORDS GAS SAFTEY CERTIFICATE

□ I/We hereby notify Deed Property Services that we will be responsible for organising the Landlords Gas Safety Inspection and will supply a valid Landlords Gas Safety Certificate prior to the tenancy commencing

OR

□ I/We hereby authorise Deed Property Services to organise the Landlords Gas Safety Certification for the property and carry out any remedial works where necessary at my/our expense.

OR

□ I/We hereby confirm that there is no gas supply to the property, nor are there any gas appliances within the property and therefore the obligations under the Gas Safety (Installation and Use) Regulations 1998 do not apply.

ELECTRICAL INSPECTION

□ I/We hereby notify Deed Property Services that we will be responsible for organising the Electrical Safety Inspection and PAT on the property.

OR

□ I/We hereby authorise Deed Property Services to organise the Electrical Safety Inspection and PAT test on the property and carry out any remedial works where necessary at my/our expense.

ENERGY PERFORMANCE CERTIFCATE (EPC)

□ I/We hereby notify Deed Property Services that we will be responsible for organising the EPC on the property.

OR

□ I/We hereby authorise Deed Property Services to organise the EPC on the property at my/our expense.

CLEANING

□ I/We hereby notify Deed Property Services that we will be responsible for organising a professional clean at the property prior to the commencement of the tenancy and will forward a copy of the receipt/invoice to Deed Property Services.

OR

□ I/We hereby authorise Deed Property Services to organise a professional clean at the property at my/our expense.

INVENTORIES

□ I/We hereby notify Deed Property Services that I/We will be responsible for organising or conducting an inventory & check in at the property prior to the commencement of the tenancy and understand the implications in the event of a dispute

OR

□ I/We hereby authorise Deed Property Services to organise a professional Inventory and check in at the property at my/our expense.

Please provide names and contact details of any contractors you wish Deed Property Services to use in managing the property.

TBC

PROPERTY INFORMATION

Please supply as much information as you can (where applicable) adding further sheets if necessary

Alarm Code	
Parking Space Number	
Council Tax Band & Borough	
Telephone Number at Property	
Is There a Water Meter?	
Electricity Supplier	
Gas Supplier	
Location of Meters	

Broadband or TV Provider	
Day of Refuse Collection	
Manuals Supplied for Appliances?	
Block Managers Name	
Block Managers Telephone	
Manuals Supplied for Appliances?	
Any Service agreements or warranties in place? If so please provide FULL details on a separate document if necessary:	

ANY FURTHER INFORMATION

Please detail any further information that you feel may assist Deed Property Services in the letting and or Management of your property:

LANDLORD INFORMATION FORM

Full names of all owners & joint owners: Century Touch Limited
Mr Eric Wong
Mrs Irene Chan

I /We confirm that I/We are the Legal Owner(s) of the freehold/Leasehold*interest of the property and that all owners have been declared

I/We certify that I am/We are RESIDENT/NON RESIDENT* in the UK for tax purposes
* *delete as appropriate*

DEED PROPERTY SERVICES IS LEGALLY BOUND TO DEDUCT TAX UNTIL HM REVENUE AND CUSTOMS TELL US NOT TO DO SO

My/Our address for the service of Notice is:

Address:	**UK Representative (if applicable)**
Tudor House Mews Westgate Grantham Lincolnshire NG31 6LU	

Landlord Contact Details	Emergency /Secondary Contact
Name Irene Chan	Name:
Mobile Tel: 07864030827	Mobile Tel:
Home Tel: 01476 562706	Home Tel:
Work Tel:	Work Tel:
Email 1:	Email 1:
Email 2:	Email 2 :

Please supply your bank details below so that we can ensure that there are no delays in getting monies to you:

Bank Name & Address	Account Holder Name
Lloyds TSB 42 St Peters Hill Grantham NG31 6GA	CenturyTouch Limited
Sort Code 30-93-58	**Account Number** 13163260

I/We confirm the acceptance of the Terms & Conditions of Lettings and Property Management as detailed on pages 2-11 inclusive and hereby instruct Deed Property Services to act on my/our behalf. I hereby authorise Deed Property Services to hold any keys and access the property as required for inspection or viewings.

Signed	Dated
[signature] ***Landlord(s)*** MR. ERIC Y.K. WONG	01.02.12
Signed NYK ***Deed Property Services***	**Dated** 01.02.12

IMPORTANT
Notice of the Right to Cancel

By law you have 7 days starting from the day you received this notice ("the cancellation period") to cancel this contract.

1) If you would like performance of this contract to commence BEFORE the cancellation period has elapsed, please sign and date below. We regret we cannot accept cancellations after provision of services has commenced with your express agreement. Therefore you will loose your right to cancel and may be required to pay for the services provided.

I wish the performance of this contract to commence before then expiration of the cancellation period under the Cancellation of Contracts Made in Consumer's Homes or Place of Work etc. Regulations (2008). Therefore I agree to waive my cancellation rights.

Signed .... Date..............................

2) If you would prefer the performance of this contract to be delayed until the cancellation period has elapsed and you decide to cancel this contract during the cancellation period, please either:
   - Complete and return the attached cancellation notice to Deed Property Services at any time within the cancellation period. Or
   - Provide the same details in writing to Deed Property Services within the cancellation period.

CANCELLATION FORM

Complete Detach and return:

ONLY IF YOU WISH TO CANCEL THE CONTRACT WITHIN THE CANCELLATION PERIOD.

I/We (delete as appropriate) hereby give notice that I/We wish to cancel the agreement with respect of letting my property

Property Address:

Client Signature

Client Name

Client Address

Date